Exhibit 99

Gorman-Rupp Reports Second Quarter Financial Results

MANSFIELD, Ohio--(BUSINESS WIRE)--July 26, 2019--The Gorman-Rupp Company (NYSE: GRC) reports financial results for the second quarter and six months ended June 30, 2019.

Second Quarter 2019 Highlights

  Second quarter earnings per share were $0.40 compared to $0.39 per share for the second quarter of 2018
    Second quarter 2018 included a non-cash pension settlement charge of $0.07 per share
  Net sales decreased 3.1% or $3.5 million compared to record net sales in the second quarter of 2018
  Incoming orders decreased 9.2% compared to the first quarter of 2019

Net sales for the second quarter of 2019 were $108.3 million compared to record net sales of $111.8 million for the second quarter of 2018, a decrease of 3.1% or $3.5 million. Domestic sales increased 4.6% or $3.3 million while international sales decreased 16.8% or $6.8 million compared to the same period in 2018.

Sales in our water markets decreased 4.8% or $3.8 million in the second quarter of 2019 compared to the second quarter of 2018. Sales in the fire protection market decreased $2.7 million driven primarily by softness in international markets. Sales in the municipal market decreased $0.9 million, and sales in the agriculture market decreased $0.5 million. These decreases were partially offset by increased sales in the construction market of $0.3 million.

Sales in our non-water markets increased 1.0% or $0.3 million during the second quarter of 2019 compared to the second quarter of 2018. Sales in the petroleum market increased $1.5 million driven primarily by mid-stream oil and gas customers, and sales in the OEM market increased $1.0 million primarily related to power generation equipment and services. These increases were partially offset by decreased sales in the industrial market of $2.2 million due primarily to softness in the upstream oil and gas market.

International sales were $33.5 million in the second quarter of 2019 compared to $40.3 million in the same period last year and represented 31% and 36% of total sales for the Company, respectively. International sales decreased $3.3 million in the fire protection market driven primarily by softness in the oil and gas industry and $1.7 million in the construction market due primarily to strong fleet orders last year that did not recur this year.

Gross profit was $28.2 million for the second quarter of 2019, resulting in gross margin of 26.0%, compared to gross profit of $29.9 million and gross margin of 26.7% for the same period in 2018. Material costs as a percentage of sales were flat in the second quarter of 2019 compared to the same period last year as selling price increases implemented at the beginning of 2019 were realized. The 70 basis points decrease in gross margin was due principally to the loss of leverage from lower sales volume compared to the second quarter of 2018.

Selling, general and administrative (“SG&A”) expenses were $15.0 million and 13.8% of net sales for the second quarter of 2019 compared to $14.9 million and 13.3% of net sales for the same period in 2018. SG&A expenses as a percentage of sales increased 50 basis points due principally to the loss of leverage from lower sales volume.

Operating income was $13.2 million, resulting in operating margin of 12.2%, for the second quarter of 2019, compared to operating income of $15.0 million and operating margin of 13.4% for the same period in 2018. Operating margin decreased 120 basis points due principally to the loss of leverage from lower sales volume.

The Company’s effective tax rate increased to 22.0% for the second quarter of 2019 from 19.2% for the second quarter of 2018 due primarily to pension plan contributions made in the second quarter of 2018 which were eligible for tax deduction at the prior 35.0% federal corporate tax rate.

Net income was $10.5 million for the second quarter of 2019 compared to $10.2 million in the second quarter of 2018, and earnings per share were $0.40 and $0.39 for the respective periods. A non-cash pension settlement charge reduced second quarter of 2018 earnings by $0.07 per share.

Net sales for the first six months of 2019 were $205.2 million compared to $208.4 million for the first six months of 2018, a decrease of 1.6% or $3.2 million. Domestic sales increased 4.8% or $6.6 million while international sales decreased 13.5% or $9.8 million compared to the same period in 2018.

Sales in our water markets decreased 0.5% or $0.7 million in the first six months of 2019 compared to the first six months of 2018. Sales in the municipal market increased $3.7 million driven primarily by infrastructure needs domestically, and sales in the construction market increased $2.7 million due primarily to sales to rental market customers. These increases were offset by decreased sales in the fire protection market of $5.2 million driven by softness in international markets and in the agriculture market of $1.9 million primarily due to adverse weather conditions.

Sales in our non-water markets decreased 4.0% or $2.5 million during the first six months of 2019 compared to the first six months of 2018. Sales in the petroleum market increased $0.9 million driven primarily by mid-stream oil and gas customers. This increase was offset by decreased sales in the industrial market of $3.1 million due primarily to softness in the upstream oil and gas market and decreased sales in the OEM market of $0.3 million.

International sales were $62.7 million in the first six months of 2019 compared to $72.5 million in the same period last year and represented 31% and 35% of total sales for the Company, respectively. International sales decreased most notably in the fire protection, municipal and construction markets.

Gross profit was $51.5 million for the first six months of 2019, resulting in gross margin of 25.1%, compared to gross profit of $56.1 million and gross margin of 26.9% for the same period in 2018. Gross margin decreased 180 basis points largely as a result of material cost increases due to inflation, tariffs and higher freight costs. Gross margin in the second quarter of 2019 improved from the first quarter of 2019 as selling price increases implemented at the beginning of the year were more fully realized.

SG&A expenses were $29.4 million and 14.3% of net sales for the first six months of 2019 compared to $29.2 million and 14.0% of net sales for the same period in 2018. SG&A expenses as a percentage of sales increased 30 basis points primarily as a result of loss of leverage from lower sales volume.

Operating income was $22.2 million, resulting in operating margin of 10.8%, for the first six months of 2019, compared to operating income of $26.8 million and operating margin of 12.9% for the same period in 2018. Operating margin decreased 210 basis points due principally to material cost increases, which were partially offset by selling price increases.

Net income was $17.7 million for the first six months of 2019 compared to $19.8 million in the first six months of 2018, and earnings per share were $0.68 and $0.76 for the respective periods. The first six months of 2018 earnings were reduced by non-cash pension settlement charges of $0.08 per share.

The Company’s backlog of orders was $107.0 million at June 30, 2019 compared to $128.9 million at June 30, 2018 and $113.7 million at December 31, 2018. The backlog at June 30, 2019 decreased 17.0% as compared to June 30, 2018 driven by decreased incoming orders in several of the markets the Company serves, most notably in the fire protection, construction, industrial and municipal markets.

Capital expenditures for the first six months of 2019 were $3.5 million and consisted primarily of machinery and equipment. Capital expenditures for the full-year 2019 are presently planned to be in the range of $15-$20 million.

Jeffrey S. Gorman, Chairman, President and CEO commented, “We were pleased with the improvement in earnings in the second quarter as our gross margin benefited from selling price increases that were implemented at the beginning of the year. However, our incoming order rate softened, reducing our backlog, which will make top line growth more challenging in the second half of the year. Global economic conditions impacted our international markets, while adverse weather in many parts of the U.S. put pressure on construction projects and the agriculture market. On the positive side, interest in flood control continues to increase and is encouraging for the future. We remain focused on our long-term strategic initiatives, including continuing to look for the right acquisition opportunities.”

About The Gorman-Rupp Company

Founded in 1933, The Gorman-Rupp Company is a leading designer, manufacturer and international marketer of pumps and pump systems for use in diverse water, wastewater, construction, dewatering, industrial, petroleum, original equipment, agriculture, fire protection, heating, ventilating and air conditioning (HVAC), military and other liquid-handling applications.

Forward-Looking Statements

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, The Gorman-Rupp Company provides the following cautionary statement: This news release contains various forward-looking statements based on assumptions concerning The Gorman-Rupp Company’s operations, future results and prospects. These forward-looking statements are based on current expectations about important economic, political, and technological factors, among others, and are subject to risks and uncertainties, which could cause the actual results or events to differ materially from those set forth in or implied by the forward-looking statements and related assumptions. Such factors include, but are not limited to: (1) continuation of the current and projected future business environment; (2) highly competitive markets; (3) availability and costs of raw materials, and our ability to mitigate cost increases through selling price adjustments; (4) loss of key management; (5) cyber security threats; (6) acquisition performance and integration; (7) compliance with, and costs related to, a variety of import and export laws and regulations; (8) environmental compliance costs and liabilities; (9) exposure to fluctuations in foreign currency exchange rates; (10) conditions in foreign countries in which The Gorman-Rupp Company conducts business; (11) changes in our tax rates and exposure to additional income tax liabilities; (12) impairment in the value of intangible assets, including goodwill; (13) defined benefit pension plan settlement expense; (14) family ownership of common equity; and (15) risks described from time to time in our reports filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

For additional information, contact James C. Kerr, Chief Financial Officer, Telephone (419) 755-1548.

The Gorman-Rupp Company
Condensed Consolidated Statements of Income (Unaudited)
(thousands of dollars, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

Net sales	$108,330	$111,827	$205,189	$208,431
Cost of products sold	80,138	81,962	153,684	152,360

Gross profit	28,192	29,865	51,505	56,071

Selling, general and administrative expenses	14,988	14,872	29,351	29,228

Operating income	13,204	14,993	22,154	26,843

Other income (expense), net	231	(2,407)	523	(1,601)

Income before income taxes	13,435	12,586	22,677	25,242
Income taxes	2,955	2,413	4,975	5,452

Net income	$10,480	$10,173	$17,702	$19,790

Earnings per share	$0.40	$0.39	$0.68	$0.76
The Gorman-Rupp Company
Condensed Consolidated Balance Sheets (Unaudited)
(thousands of dollars)

	June 30,	December 31,
	2019	2018
Assets
Cash and cash equivalents	$62,165	$46,458
Accounts receivable, net	75,476	67,714
Inventories, net	78,809	87,387
Prepaid and other	4,411	7,127

Total current assets	220,861	208,686

Property, plant and equipment, net	110,526	113,493

Other assets	9,307	5,101

Prepaid pension benefits	4,269	4,817

Goodwill and other intangible assets, net	35,633	36,185

Total assets	$380,596	$368,282

Liabilities and shareholders' equity
Accounts payable	$14,306	$16,678
Accrued liabilities and expenses	34,788	31,787

Total current liabilities	49,094	48,465

Postretirement benefits	21,224	21,853

Other long-term liabilities	4,929	4,832

Total liabilities	75,247	75,150

Shareholders' equity	305,349	293,132

Total liabilities and shareholders' equity	$380,596	$368,282

Shares outstanding	26,124,393	26,117,045

Contacts

Brigette A. Burnell
Corporate Secretary
The Gorman-Rupp Company
Telephone (419) 755-1246
NYSE: GRC